Exhibit 99.1

IDT Reports Results for First Quarter of Fiscal Year 2004

•	Consolidated Revenues Increase 15.8%; Gross Profits Up 15.3%

•	IDT Telecom Sets Record Operating Profits, Up 66% from Year Ago

•	IDT Entertainment Launches Revenue Growth

NEWARK, N.J. — December 11, 2003 —IDT Corporation (NYSE: IDT, IDT.C) today reported record revenues of $513.1 million for the first quarter of its Fiscal Year 2004, the three months ended October 31, 2003. Revenues for the first quarter increased 5.6% from the fourth quarter of Fiscal Year 2003, and 15.8% over the revenues recorded during the first quarter of Fiscal Year 2003.

The Company reported a net loss for the first quarter of Fiscal Year 2004 of $14.0 million, or ($0.17) per share, as compared to a net loss of $4.1 million, or ($0.05) per share, in Fiscal Year 2003’s first quarter, and net income of $8.3 million, or $0.10 per diluted share, in Fiscal Year 2003’s fourth quarter.

As of the close of the first quarter of Fiscal Year 2004, consolidated cash, restricted cash, cash equivalents and marketable securities stood at $1.024 billion, which includes $87.9 million held by Net2Phone.

IDT recorded a loss from operations of $18.4 million for the first quarter of Fiscal Year 2004. This compares with income from operations of $24.3 million in Fiscal Year 2003’s first quarter (which included a $58.4 million gain from the settlement of certain Net2Phone litigation), and a loss from operations of $29.4 million in Fiscal Year 2003’s fourth quarter.

Excluding the operating results of Net2Phone (IDT’s Internet Telephony business segment)1, the loss from operations in the first quarter of Fiscal Year 2004 was $10.8 million, compared with a loss from operations of $21.1 million in Q1 of Fiscal Year 2003, and a loss from operations of $13.3 million in the fourth quarter of Fiscal Year 2003.

The following table summarizes the operating performance of IDT’s business segments2:

	Revenues			Income (Loss) from Operations
$ millions	Q1 ’04	Q4 ’03	Q1 ’03	Q1 ’04	Q4 ’03	Q1 ’03
IDT Retail Telecom	$329.4	$318.3	$306.8	$26.4	$24.9	$23.3
IDT Wholesale Telecom	125.6	117.3	83.4	(4.1)	(4.9)	(9.9)

IDT Telecom Total	455.0	435.6	390.2	22.3	20.0	13.4
IDT Entertainment	12.1	4.4	0.1	(0.7)	(0.6)	(0.5)
IDT Solutions	21.3	21.6	24.5	(20.1)	(21.3)	(24.7)
IDT Media	5.8	6.7	5.6	(1.3)	(2.0)	(0.8)
Internet Telephony	19.0	17.4	22.6	(7.6)	(16.0)	45.5
Corporate	—	—	—	(11.0)	(9.4)	(8.5)

Total IDT	$513.1	$485.7	$443.2	$(18.4)	$(29.4)	$24.3

“IDT continues to establish quarterly revenue records,” said Jim Courter, Vice Chairman and CEO. “The really exciting story here, however, is the solid improvement to our operating line, and what that portends for the near future. IDT Telecom continues to set profit records, and should generate significant free cash flow this year. IDT Entertainment projections call for modest income from operations later in the year.”

RESULTS OF OPERATIONS

IDT Telecom Division

IDT Telecom revenues for the first quarter of Fiscal Year 2004 increased 16.6% year over year, and 4.4% from the fourth quarter of Fiscal Year 2003. Income from operations increased 66.1% over the comparative prior year period, and 11.4% from the fourth quarter of Fiscal Year 2003. The first quarter of Fiscal Year 2004 represented the ninth consecutive quarter of sequential revenue growth and positive operating income.

IDT Telecom minutes of use for the first quarter of Fiscal Year 2004 increased 24% year over year, from approximately 3.83 billion minutes to approximately 4.77 billion minutes, and 7% from 4.45 billion minutes in the fourth quarter of Fiscal Year 2003.

IDT Telecom Line of Business Detail2

	Revenues			Gross Profit Margin
$ millions	Q1 ’04	Q4 ’03	Q1 ’03	Q1 ’04	Q4 ’03	Q1 ’03
Prepaid Calling Cards	$292.0	$279.9	$270.7	22.6%	22.7%	23.4%
Consumer Phone Services	37.2	38.1	35.7	52.2%	55.3%	56.9%
Other Retail	0.1	0.3	0.4	57.4%	36.0%	-8.0%

Total Retail	329.4	318.3	306.8	26.0%	26.6%	27.2%
Wholesale	125.6	117.3	83.4	11.0%	10.9%	10.0%

Total Telecom	$455.0	$435.6	$390.2	21.8%	22.4%	23.5%

IDT Retail Telecom

IDT Retail Telecom revenues for the first quarter of Fiscal Year 2004 increased 7.4% year over year, and 3.5% from the fourth quarter of Fiscal 2003. Income from operations for the quarter increased 12.9% year over year, and 5.9% from the fourth quarter of Fiscal Year 2003.

Key Points:

•	Calling card revenues increased 4.3% in the first quarter of Fiscal Year 2004 over those recorded in the fourth quarter of Fiscal 2003, and were 7.9% higher than in Fiscal Year 2003’s first quarter. Calling card gross profit margins were essentially flat with those for the fourth quarter of Fiscal Year 2003, at 22.6%. Revenues benefited from increased sales of cards outside IDT’s core northeastern U.S. markets.

•	Looking ahead, the Company plans to continue its expansion into newer markets in both the U.S. and in Europe. In the U.S., we will focus on the West and Southwest, including California, Texas, Arizona, Colorado, Nevada, Utah and New Mexico. We will continue to price aggressively in these markets in order to obtain market share. Consequently, we anticipate that calling card gross margins over the remainder of Fiscal 2004 will remain at or near the levels seen during the first quarter.

•	For the first quarter of Fiscal Year 2004, consumer phone services (formerly known as consumer long distance) revenue was $37.2 million, up from $35.7 million in the year-ago period, and down from $38.1 million in the fourth quarter of Fiscal Year 2003.

•	In September 2003, IDT began offering America Unlimited, our new calling plan which features unlimited local and long distance calling within the U.S. for a fixed monthly fee. We have been encouraged by the positive early response to the new service.

•	Going forward, we anticipate that bundled local/long distance customers will account for an increasing proportion of our overall consumer phone services customer base, as the America Unlimited plan is rolled out in more states, and as it continues to attract new customers in markets where it is already offered. We anticipate that this will result in increased revenue and gross profit per customer, measured in absolute dollar terms. However, gross margins, which measure the profit as a percentage of revenues, will trend lower as more high-revenue bundled customers are added.

IDT Wholesale Telecom

IDT Wholesale Telecom enjoyed its highest quarterly revenues in more than three years in the first quarter of Fiscal Year 2004. Revenues for the quarter increased 50.5% year over year, and 7.1% from the fourth quarter of Fiscal Year 2003. The loss from operations in the first quarter of Fiscal Year 2004 decreased 59.0% from the Fiscal Year 2003 comparative quarter, and 16.6% from the previous quarter level. Compared with the fourth quarter of Fiscal 2003, US carrier operations grew at about the same rate as did international operations. Going forward, we expect higher growth rates internationally, as we continue to ramp up our early-stage wholesale carrier operations in South America and Asia. We expect gross margins to remain stable at about 11% over the balance of Fiscal Year 2004.

IDT Telecom Selling, General and Administrative Expenses

Selling, general and administrative (SG&A) expenses for IDT Telecom remained flat with the levels experienced in the fourth quarter of Fiscal Year 2003, and were 3.8% higher than those of the first quarter last year. Expressed as a percentage of overall revenues, SG&A expenses continued to decline, amounting to 13.5% in the first quarter of Fiscal Year 2004, compared to 14.2% in the fourth quarter of Fiscal Year 2003, and 15.2% in the first quarter of Fiscal Year 2003. Going forward, we anticipate that SG&A expenses, in absolute dollar terms, will remain near the current levels throughout the balance of Fiscal Year 2004. Increased headcount and marketing expenses related to IDT Telecom’s overall growth in general, and the continued roll-out of the America Unlimited plan in particular, should be largely offset by continued cost-cutting efforts. Consequently, we anticipate that SG&A as a percentage of revenues will continue to decline throughout Fiscal Year 2004.

IDT Entertainment Division

On November 11, 2003, IDT announced the formation of IDT Entertainment, Inc. as a separate segment. It includes the animation and entertainment businesses that had been part of IDT Media. Upon completion of the acquisition of Anchor Bay Entertainment, announced December 3, 2003, IDT Entertainment will become a significant contributor to IDT’s revenue stream as the second-largest IDT division, with annualized revenue projected to be approximately $150 million.

IDT Entertainment generated revenues of $12.1 million and an operating loss of $0.7 million in the first quarter of Fiscal Year 2004, versus revenues of $0.1 million and an operating loss of $0.5 million in the same period last year, and revenues of $4.4 million and an operating loss of $0.6 million in the fourth quarter of Fiscal Year 2003.

IDT Entertainment consists of

•	90%-owned Digital Production Solution (DPS), whose innovative Global Animation Studio protocol is in the early stages of production on two proprietary 3-D animated feature films, is producing a third 3-D animated feature film under a production services contract. DPS is concurrently producing a number of direct-to-consumer video productions such as Monster-Monster Trucks in partnership with Cartoon Candy and Hip Hop & Hamilton, to be distributed through a joint venture with The Christian Broadcasting Network.

•	82%-owned Film Roman, the broadcast powerhouse of 2-D animation, currently animating The Simpsons™ and King of the Hill™, among other series,

•	a 12.5% stake in Vanguard Films, Inc., a producer of computer generated animated feature films. IDT Entertainment has a partnership agreement with Vanguard to co-produce and co-own future Vanguard properties including feature film releases, direct-to-video and broadcast products.

•	62%-owned Mainframe Entertainment (TSX: MFE), a leading creator of computer animation for television and direct-to-video products, such as the Spiderman series on MTV and the Barbie DVD collection for Mattel, which was acquired in the second quarter of Fiscal Year 2004.

•	100% of Anchor Bay Entertainment, a leading distributor of videos to mass merchants, with well-known titles in the Children, Horror and Fitness genres, will also be part of IDT Entertainment upon consummation of the acquisition.

With the completion of the Anchor Bay Entertainment acquisition, IDT Entertainment will realize its strategy of vertical integration from concept through production, financing and distribution of proprietary and licensed content. Currently, the majority of IDT Entertainment revenue comprises production services contracts for third parties. Our vision is to have a mix of high quality 3-D animation productions consisting of internally developed and co-developed projects, as well as contract production service work.

IDT Solutions Division

IDT Solutions recorded revenues of $21.3 million in the first quarter of Fiscal Year 2004 compared to revenues of $21.6 million in the fourth quarter of Fiscal Year 2003. First quarter Fiscal Year 2003 revenues were $24.5 million. The revenue decline resulted primarily from exiting non-core businesses.

Gross profit dollars increased from a loss of $4.0 million in the year-ago period and $1.4 million in the fourth quarter of Fiscal Year 2003 to $3.0 million in the first quarter of Fiscal Year 2004. Correspondingly, gross profit margins improved quarter-to-quarter from 6.7% to 13.9%. This margin expansion is due to the continued grooming of our connectivity and real estate networks. IDT Solutions’ loss from operations was $20.1 million in the first quarter of Fiscal Year 2004, a decrease of 5.5% from a loss from operations of $21.3 million incurred in the prior quarter, and a decrease of 18.6% from the comparable prior year period. The loss from operations in the first quarter of Fiscal Year 2004 includes a $4.2 million restructuring charge aimed at reducing the operating losses presently being incurred by the IDT Solutions segment. This restructuring plan is focused on reducing costs in the areas of personnel, real estate, and network connectivity.

IDT Media Division

IDT Media now consists primarily of the Company’s brochure distribution and radio operations. IDT Media generated revenues of $5.8 million in the first quarter of Fiscal Year 2004. This compares to revenues of $5.6 million in the first quarter of Fiscal Year 2003 and revenues of $6.7 million in the fourth quarter of Fiscal Year 2003. The decrease in revenue versus the prior quarter reflects the seasonality of our brochure distribution business, CTM Brochure Display, as its peak sales occur typically before the beginning of the summer season.

In the first quarter of Fiscal Year 2004, IDT Media’s loss from operations was $1.3 million, compared to a $0.8 million loss from operations in the first quarter of Fiscal Year 2003 and a $2.0 million loss from operations in the fourth quarter of Fiscal Year 2003.

Internet Telephony

IDT’s Internet Telephony business is conducted by Net2Phone, which is a separate publicly held company whose common stock is quoted on the NASDAQ National Market under the symbol NTOP. Net2Phone is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. On December 10, 2003, Net2Phone issued a press release with respect to its results for the first quarter of Fiscal Year 2004, ended October 31, 2003. Set forth below is a brief description of Net2Phone’s results as they are consolidated in IDT’s results. For further information with respect to Net2Phone, please refer to the above-referenced press release and other Net2Phone press releases, Net2Phone’s Annual Report on Form 10-K, and prior and subsequent reports and other information filed by Net2Phone from time to time with the Securities and Exchange Commission. None of such releases, reports or information are incorporated into this release and such releases, reports and information do not form a part of this release.

Net2Phone’s loss from operations was $7.6 million on revenues of $19.0 million in the first quarter of Fiscal Year 2004, net of intercompany transactions with IDT. This compares with income from operations of $45.5 million in the first quarter of Fiscal Year 2003 and a loss from operations of $16.0 million recorded in the fourth quarter of Fiscal Year 2003. In the current quarter, Net2Phone also reported a one-time non-operating gain of $12.2 million on the closure of one of its subsidiary companies.

Key developments:

•	Net2Phone raised $59 million in a secondary offering of shares completed November 25, 2003.

•	Net2Phone signed a memorandum of understanding with Cebridge Connections, the 12th largest cable operator in the US, to deploy Voice over IP-based cable telephony to Cebridge’s subscribers.

IDT’s net loss for the first quarter of Fiscal Year 2003 includes only its 21.8% percent ownership stake in Net2Phone during the quarter. An adjustment to record the share of Net2Phone’s net losses attributable to the other shareholders of Net2Phone has been made in ‘minority interests.’ We are currently in negotiations to extend the LLC arrangement giving IDT voting control over Net2Phone. Therefore, we expect to continue to consolidate Net2Phone for the foreseeable future.

IDT CONFERENCE CALL INFORMATION

In connection with this release of quarterly results, IDT will be hosting a conference call today for analysts, investors and the general public, at 8:00 AM Eastern Time.

To access the call from the U.S., dial 1-866-594-2183. For international callers, the dial-in number is 1-973-935-8583. No passcode is required. A replay of the teleconference will be available for one week after the conference call at 1-877-519-4471, passcode #4245584 for domestic callers, or 1-973-935-8583, passcode #4245584 for international callers.

Alternatively, interested participants may access a webcast of the conference call by visiting the IDT Website, at www.idt.net. A direct link to the call will be placed on the website. Listening to the webcast of the call will require Windows Media software. Please allow at least 15 minutes to download the necessary audio software prior to the call. An archived copy of the call will be available at the IDT Website in the Investor Relations section’s Presentations for at least six months after the call.

A copy of this press release and additional financial and statistical information presented during the conference call (including a reconciliation of non-GAAP financial measures that may be discussed during the conference to the most comparable GAAP measure) will be available on IDT’s website at www.idt.net in the Investor Relations section’s News Library, Presentations and Financial sections.

IDT CORPORATION

IDT Corporation, through its IDT Telecom subsidiary, is a facilities-based, multinational carrier that provides a broad range of telecommunications services to retail and wholesale customers worldwide. IDT Telecom, by means of its own national telecommunications backbone and fiber optic network infrastructure, provides its customers with integrated and competitively priced international and domestic long distance and domestic all-distance telephony and prepaid calling cards. IDT Entertainment is the IDT subsidiary focused on developing, acquiring, producing and (with the Anchor Bay acquisition) distributing computer-generated and traditionally animated productions and other productions for the film, broadcast and direct-to-consumer markets. IDT Media is the IDT subsidiary principally responsible for the Company’s initiatives in radio broadcasting, brochure distribution and new video technologies. Winstar Holdings, LLC, which provides service under the IDT Solutions brand, is the IDT subsidiary focused on providing broadband and telephony services to commercial and government customers through a fixed-wireless and fiber infrastructure. Net2Phone, Inc., a subsidiary of IDT Corporation, is a leading provider of high-quality global retail Voice over IP services and offers a fully outsourced cable telephony service to cable operators, allowing cable operators to provide residential phone service to their subscribers. Liberty Media Corporation holds a 5% stake in IDT Telecom and also owns a 5.6% stake in each of IDT Entertainment and IDT Media.

IDT Corporation’s Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

Important Note: In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions are used, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent IDT’s current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in IDT’s most recent report on SEC Form 10-K (under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K and other filings IDT may make with the SEC. These factors include, but are not limited to, the following: potential declines in prices for IDT’s products and services; IDT’s ability to maintain and grow its retail telecommunications services, particularly its prepaid calling card business; availability of termination capacity; financial stability of IDT’s customers; IDT’s ability to maintain carrier agreements with foreign carriers; effectiveness of IDT’s marketing and distribution efforts; increased competition, particularly from Regional Bell Operating Companies; IDT’s ability to restructure the operations of Winstar Holdings; IDT’s ability to manage its growth; competitiveness of Winstar Holdings; IDT’s continuing losses from operations; IDT’s ability to obtain telecommunications products or services required for its own product offerings; changes in government regulation and taxation; IDT’s ability to grow by acquiring complementary businesses; IDT’s ability to effectively compete in the animation industry; the acceptance of IDT’s animation systems; IDT’s ability to protect its intellectual property; and general economic conditions, particularly in the telecommunications markets. IDT is under no obligation, and expressly disclaims any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Footnotes

1 Due to IDT’s control, through an intermediate entity, of a majority of the outstanding voting equity of Net2Phone, IDT consolidates Net2Phone’s financial results with its own. IDT’s percentage ownership of Net2Phone’s equity during Q1 of Fiscal Year 2004 was 21.8%. On IDT’s statement of operations, through a minority interest adjustment, the share of Net2Phone’s net income/(loss) attributable to IDT is reflected in IDT’s net income/(loss) and earnings per share results. However, due to the consolidation of 100% of Net2Phone’s operating results prior to the minority interest adjustment, the entire Net2Phone income/(loss) from operations is reflected in IDT’s consolidated income/(loss) from operations. Accordingly, a presentation of the IDT’s income/(loss) from operations without the effect of Net2Phone’s operational results may be useful to investors.

2 Columns in tables may not add due to rounding.

Investor Contacts	Media Contact
Jerrold Rapaport 973-438-3610	Gil Nielsen VP, IDT Corporate Communications 973-438-4002
Mary Jennings 973-438-3124

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended October 31,
	2003	2002
	(In thousands, except per share data)

Revenues	$513,055	$443,171
Costs and expenses:
Direct cost of revenues (exclusive of items shown below)	394,208	340,067
Selling, general and administrative	106,603	105,332
Depreciation and amortization	22,723	21,286
Settlement by Net2Phone of litigation	—	(58,429)
Non-cash compensation	3,591	3,906
Restructuring, severance, and impairment charges	4,371	6,673

Total costs and expenses	531,496	418,835

Income (loss) from operations	(18,441)	24,336
Interest income, net	6,658	7,759
Other income (expense):
Equity in loss of affiliates	—	(2,196)
Investment and other income (expense), net	15,583	(1,169)

Income before minority interests and income taxes	3,800	28,730
Minority interests	(13,035)	(46,467)
(Provision for) benefit from income taxes	(4,731)	13,646

Net loss	$(13,966)	$(4,091)

Earnings per share:
Net Loss:
Basic	$(0.17)	$(0.05)
Diluted	$(0.17)	$(0.05)

Weighted-average number of shares used in calculation of earnings per share:
Basic	82,627	79,436

Diluted	82,627	79,436

7

IDT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31, 2003	July 31, 2003
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$141,465	$99,046
Marketable securities	859,206	921,669
Trade accounts receivable, net	134,871	126,303
Other current assets	80,893	81,304

Total current assets	1,216,435	1,228,322
Property, plant and equipment, net	291,941	286,807
Goodwill	41,859	41,651
Licenses and other intangibles, net	22,777	23,503
Investments	50,749	41,628
Restricted cash	23,485	23,064
Other assets	64,616	87,367

Total assets	$1,711,862	$1,732,342

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$70,046	$106,836
Accrued expenses	207,477	179,665
Deferred revenue	146,509	145,343
Capital lease obligations—current portion	24,989	27,862
Other current liabilities	7,426	8,061

Total current liabilities	456,447	467,767
Deferred tax liabilities, net	150,131	150,131
Capital lease obligations—long-term portion	46,548	45,084
Other liabilities	22,630	24,486

Total liabilities	675,756	687,468
Minority interests	135,581	147,347
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000,000; no shares issued	—	—
Common stock, $.01 par value; authorized shares—100,000,000; 25,074,860 shares issued at October 31, 2003 and July 31, 2003, respectively; 22,067,468 shares outstanding at October 31, 2003 and July 31, 2003, respectively	221	221
Class A common stock, $.01 par value; authorized shares—35,000,000; 9,816,988 shares issued and outstanding at October 31, 2003 and July 31, 2003	98	98
Class B common stock, $.01 par value; authorized shares—100,000,000; 57,528,513 and 56,342,853 shares issued at October 31, 2003 and July 31, 2003, respectively; 51,382,010 and 50,102,100 shares outstanding at October 31, 2003 and July 31, 2003, respectively	514	501
Additional paid-in capital	666,259	654,170
Treasury stock, at cost, consisting of 3,007,392 shares of common stock and 6,146,503 and 6,240,753 shares of Class B common stock at October 31, 2003 and July 31, 2003, respectively	(149,067)	(150,603)
Accumulated other comprehensive loss	(4,754)	(8,080)
Retained earnings	387,254	401,220

Total stockholders’ equity	900,525	897,527

Total liabilities and stockholders’ equity	$1,711,862	$1,732,342

Cash and cash equivalents, restricted cash, and marketable securities	$1,024,156	$1,043,779

IDT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended October 31,
	2003	2002
	(In thousands)
Net cash (used in) provided by operating activities	$(6,766)	$14,985
Investing activities
Capital expenditures	(14,898)	(8,970)
Repayment (issuance) of notes receivable	15,481	(1,601)
Investments and acquisitions, net of cash acquired	(13,049)	(1,865)
Sales (purchases) of marketable securities	66,295	(92,972)

Net cash provided by (used in) investing activities	53,829	(105,408)
Financing activities
Proceeds from exercise of stock options	9,249	958
Cash restricted against letters of credit	(421)	—
Repayments of capital lease obligations	(6,222)	(5,212)
Distributions to minority shareholders of subsidiaries	(7,250)	(4,957)

Net cash used in financing activities	(4,644)	(9,211)

Net increase (decrease) in cash and cash equivalents	42,419	(99,634)
Cash and cash equivalents, beginning of period	99,046	415,464

Cash and cash equivalents, end of period	$141,465	$315,830

Supplemental disclosures of cash flow information
Cash payments made for interest	$1,076	$1,216

Cash payments made for income taxes	$756	$532

IDT CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

THREE MONTHS ENDED OCTOBER 31, 2003

(Segment data is shown net of effect of inter-segment transactions)

(In thousands)	Total IDT Corporation	Wholesale Telecom	Retail Telecom	IDT Solutions	IDT Entertainment	IDT Media	Net2Phone	Corporate
STATEMENT OF OPERATIONS DATA
Revenues	$513,055	$125,605	$329,351	$21,300	$12,051	$5,751	$18,996	—
Costs and expenses:
Direct cost of revenues (exclusive of items shown below)	394,208	111,852	243,839	18,329	10,590	59	9,540	—
Selling, general and administrative	106,603	12,811	48,768	15,084	2,089	6,433	12,543	8,875
Depreciation and amortization	22,723	5,015	10,305	3,809	79	599	2,488	427
Non-cash compensation	3,591	—	70	—	—	—	1,841	1,679
Restructuring, severance and impairment charges	4,371	—	—	4,175	—	—	196	—

Total costs and expenses	531,496	129,678	302,982	41,397	12,758	7,091	26,608	10,981

Income (loss) from operations	$(18,441)	$(4,073)	$26,369	$(20,097)	$(707)	$(1,340)	$(7,612)	$(10,981)
Interest income, net	6,658

Investment and other income (expense), net	15,583
Income before minority interests and income taxes	3,800
Minority interests	(13,035)
Provision for income taxes	(4,731)

Net loss	$(13,966)